ALPS Distributors, Inc.
                            1625 Broadway, Suite 2200
                             Denver, Colorado 80202

June 8, 2006

VIA ELECTRONIC FILING

Securities and Exchange Commission
100 F Street NE
Washington, D.C. 20549
Attn:   Christian Sandoe

RE:      WisdomTree Trust
         Registration Statement on Form N-1A
         File Nos. 333-132380 and 811-21864


Dear Mr. Sandoe:

         We hereby join WisdomTree Trust in requesting that the effective date for the above-captioned Registration Statement be accelerated so that it will become effective at 9:00 a.m. on June 12, 2006, or as soon thereafter as practicable, after the filing of Pre-Effective Amendment No. 2 thereto with the Securities and Exchange Commission.

                                            Very truly yours,

                                            ALPS Distributors, Inc.


                                            By:    /s/ Jeremy O. May
                                                   -----------------
                                            Name:  Jeremy O. May
                                            Title: Managing Director